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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


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              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                Date of report (date of earliest event reported):
                                 March 16, 2001


                              WESTERN WATER COMPANY
             (Exact Name of Registrant as Specified in Its Charter)


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
            Delaware                         0-18756                        33-0085833
  (State or Other Jurisdiction             (Commission                    (IRS Employer
       of Incorporation)                   File Number)                Identification No.)

102 Washington Ave., Point Richmond, California                                94801
(Address of Principal Executive Offices)                                     (Zip Code)
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                                 (510) 234-7400
                         Registrant's Telephone Number,
                               Including Area Code


                                       N/A
           Former Name or Former Address, if Changed Since Last Report

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ITEM 5. OTHER EVENTS.

        Capital Structure Changes:

        Background:

        On October 27, 1998, the Company issued $10,000,000 of its Series D Convertible Redeemable Preferred Stock ("Series D Preferred Stock") to Interagua, Servicios Integrales del Agua, S.A. ("Interagua"), an affiliate of Sociedad General de Aguas de Barcelona, S. A. ("Agbar"). The shares of Series D Preferred Stock were issued pursuant to that certain Strategic Relationship Agreement ("SRA") the Company entered into with Agbar. Each share of Series D Preferred Stock had a stated value of $1,000, had a dividend rate of 7.5% per annum of its stated value, and was convertible at any time at the option of the holder into the number of shares of common stock determined by dividing the amount of the liquidation preference on the conversion date by the conversion price of such shares in effect on the conversion date. The conversion price was $8.99 per share and was subject to adjustment in certain events to prevent dilution. Dividends were payable, when and if declared by the Board of Directors, quarterly on March 15, June 15, September 15 and December 15 of each year and the Series D Preferred Stock was subject to partial redemption at its stated value plus accrued dividends, at the option of the holder, from available cash of the Company beginning in 2007 with the full amount redeemable in 2008. The Company's Board of Directors did not declare a dividend on the Series D Preferred Stock on December 15, 2000.

        Under SRA, the Company agreed to use the $10,000,000 of proceeds from the sale of Series D Preferred Stock only to fund development costs of specific water projects and related capital costs, including Series D Preferred Stock dividends, which were identified and agreed upon by Agbar. As of December 31, 2000, a total of $5,958,857 of Series D proceeds had been expended on such project development and capital costs and dividends, leaving an unused balance of $4,041,143. Because the $4,041,143 could only be used in the manner provided in the SRA with Agbar's consent, in its financial statements for the fiscal year ended March 31, 2000, the Company had classified the amount of the unused proceeds as "restricted" cash within the category of non-current assets.

        Current Event:

        On March 16, 2001, the Company entered into an Investment Restructure Agreement (the "Agreement") with Interagua and Agbar for the early redemption and retirement of the entire $10,000,000 of issued and outstanding Series D Preferred Stock. In consideration of that redemption and retirement, the Company (1) declared and paid to Interagua the December 15, 2000 scheduled dividend of $187,500; (2) returned to Interagua the remaining restricted cash

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        balance (after giving effect to the reduction of such balance resulting from the aforementioned dividend) of $3,853,643; (3) issued 175,000 shares of the Company's Common Stock to Interagua; and (4) issued to Interagua 2,000 shares of its newly authorized Series F Convertible Redeemable Preferred Stock, which shares of preferred stock have an aggregate stated value of $2,000,000. In addition, under the Agreement, the SRA was cancelled, and the parties thereto agreed to a revised arrangement for cooperating in the potential joint development of future water infrastructure and water utility projects. Also, with the cancellation of the SRA, Interagua no longer has the right to appoint Directors to the Board of the Company.

        As described in the Certificate of Designations for the Series F Convertible Redeemable Preferred Stock (the "Series F Preferred Stock"), each share of Series F Preferred Stock has a stated value of $1,000, has a dividend rate of 6.0% per annum of its stated value, and is convertible at any time at the option of the holder into the number of shares of common stock determined by dividing the amount of the stated value of the shares of Series F Preferred Stock by the conversion price of such shares in effect on the conversion date. The conversion price is $5.60 per share and is subject to adjustment in certain events to prevent dilution. Dividends shall be fully cumulative, and shall be paid semi-annually in arrears, out of funds legally available for the payment of dividends, on January 15 and July 15 of each year. Dividends may be paid in additional shares of Series F Preferred Stock, or in cash, at the Company's option. The Series F Preferred Stock is subject to full redemption at its stated value plus accrued dividends, at the option of the holder, from cash of the Company legally available for such purpose, beginning in 2010, or earlier, at the option of the Company, subject to certain conditions being met.

        The transactions effected by the Agreement are part of the Company's previously announced restructuring plan. As a result of this transaction, the overall liquidation preferences of the Company's Preferred Stock over its Common Stock has been reduced by $8,000,000, and the Company's cash balances have been reduced by a total of $4,041,143, all of which had been restricted and unavailable to the Company, except for the purposes described above. In addition, the Company's annual future dividend obligations have been reduced by $630,000, and the dividend payable on the Series F Preferred Stock can now be paid, at the Company's option, either in cash or through the issuance of additional shares of Series F Preferred Stock. In the event that the Company elects to pay the dividends on the Series F Preferred Stock in additional shares of Series F Preferred Stock, the Company's cash dividend burden will be reduced by $750,000 per year.

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                                    EXHIBITS

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
        4.1. Certificate of Designations for the Series F Convertible Redeemable Preferred Stock

        10.1   Investment Restructure Agreement, dated March 16, 2001
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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.


                                        WESTERN WATER COMPANY



Date:  March 16, 2001                   By: /s/ WILLIAM T. GOCHNAUER
                                           -------------------------------------
                                              William T. Gochnauer
                                              Chief Financial Officer